Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of October 3, 2024, (the “Effective Date”), by and between BioXcel Therapeutics, Inc., a Delaware corporation, with offices located at 555 Long Wharf Drive, 12th Floor, New Haven, CT 06511 (“BioXcel”) and Commercial Science, LLC a limited liability company, having an address at [***], (the “Consultant”).

WHEREAS, BioXcel and the Consultant desire to establish the terms and conditions under which the Consultant will provide services to BioXcel, which services will be performed by Commercial Science, LLC (the “Service Provider”) on behalf of the Consultant.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.             Services. The Consultant agrees to perform such consulting, advisory and related services to and for BioXcel as may be reasonably requested from time to time by BioXcel, including, but not limited to, the services specified on Schedule A to this Agreement. Consultant shall take primary direction from CEO, Vimal Mehta. The Consultant also agrees to provide BioXcel with related services that may be requested from time to time by BioXcel.

2.             Term. The term of this Agreement shall be for the remainder of 2024 calendar year from the Effective Date (such period, as it may be extended or sooner terminated in accordance with the provisions of Section 4, being referred to as the “Consultation Period”).

3.             Compensation and Payments.

3.1            Consulting Fees. BioXcel shall pay to the Consultant an advanced retainer fee of $7,500 which will be reconciled at $330 per hour consulting fee and out of pocket expenses (22+ hours consulting, less with expenses). Upon reaching the limit of the retainer, a new advance retainer shall be invoiced and issued. Upon completion of the assignment, any unused amount of advance retainer will be refunded back to BioXcel Therapeutics no later than thirty (30) days after the termination of services.

3.2            Payments. Prior to any payment under this Agreement, Consultant must provide to BioXcel a valid Form W-9 or W-8, as applicable. Consultant shall submit invoices to Accounts Payable at ap@bioxceltherapeutics.com. BioXcel shall pay to the Consultant amounts shown on each such invoice in advance of additional work to be performed. All invoices and payments shall be in USD. All payment hereunder shall be made by electronic funds transfer to the credit and account of Consultant as follows:

Bank:_Wells Fargo Bank, NA

Address:_24 E. Lancaster Ave., Paoli, PA 19301

ABA:_031000503

Routing # for ACH:_

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Routing # for Wires:

SWIFT:

Account:1620058303

EIN: 87-3143837

Beneficiary:_ Commercial Science, LLC

BioXcel will verbally confirm all new, and changes to, banking instructions with Vendor with:

Contact: Richard Steinhart

Contact Phone #: 203-313-9287

Contact email: rsteinhart@bioxceltherapeutics.com

3.3            Expenses. Consultant shall document all expenses incurred in compliance with the travel policy and procedures attached hereto as Schedule B, and deduct them from the advance retainer.

3.4            Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of BioXcel.

4.             Termination. This Agreement may be terminated in the following manner: (a) by BioXcel upon not less than thirty (30) days prior written notice to the Consultant; (b) by the non- breaching party, upon twenty-four (24) hours prior written notice to the breaching party if one party has materially breached this Agreement; or (c) at any time upon the mutual written consent of the parties hereto. In the event of termination, the Consultant shall be entitled to payment for services performed and, subject to the limitation in Section 3.3, for expenses paid or incurred prior to the effective date of termination that have not been previously paid. Such payment shall constitute full settlement of any and all claims of the Consultant of every description against BioXcel. Notwithstanding the foregoing, BioXcel may terminate this Agreement effective immediately by giving written notice to the Consultant if the Consultant breaches or threatens to breach any provision of Sections 6, 7, 8 or 9.

5.             Cooperation. The Consultant shall use Consultant’s best efforts in the performance of Consultant’s obligations under this Agreement. BioXcel shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform Consultant’s obligations hereunder. The Consultant shall cooperate with BioXcel’s personnel, shall not interfere with the conduct of BioXcel’s business and shall observe all rules, regulations and security requirements of BioXcel concerning the safety of persons and property.

6.             Proprietary Information and Inventions.

6.1	Proprietary Information.

A.            The Consultant acknowledges that Consultant’s relationship with BioXcel is one of high trust and confidence and that in the course of Consultant’s service to BioXcel, Consultant will have access to and contact with Proprietary Information. The Consultant will not disclose any Proprietary Information to any person or entity other than employees of BioXcel or use the same for any purposes, other than in the performance of the services, without written approval by an officer of BioXcel, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant. During the term of this Agreement, Consultant acknowledges that s/he may have access to confidential and proprietary information belonging to potentially one or more third parties with whom BioXcel does business on a confidential basis.

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B.            For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by BioXcel, concerning BioXcel’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of Consultant’s service as a consultant to BioXcel.

C.            The Consultant’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by BioXcel without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of BioXcel.

D.            The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into Consultant’s custody or possession, shall be and are the exclusive property of BioXcel to be used by the Consultant only in the performance of Consultant’s duties for BioXcel and shall not be copied or removed from BioXcel premises except in the pursuit of the business of BioXcel. All such materials or copies thereof and all tangible property of BioXcel in the custody or possession of the Consultant shall be delivered to BioXcel, upon the earlier of (i) a request by BioXcel or (ii) the termination of this Agreement. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property. All of the obligations and duties hereunder with respect to all Proprietary Information shall survive beyond the Consultation Period and shall continue in full force and effect for a period of seven (7) years thereafter provided however, if BioXcel has identified Proprietary Information as a trade secret, the Consultant’s obligations under this Agreement with respect to such trade secret shall remain in place and shall survive the expiration of the Consultation Period for so long as the applicable Proprietary Information retains its status as a trade secret under applicable law.

E.            The Consultant agrees that Consultant’s obligation not to disclose or to use information and materials of the types set forth in paragraphs (B) and (D) above, and Consultant’s obligation to return materials and tangible property set forth in paragraph (D) above extends to such types of information, materials and tangible property of customers of BioXcel or suppliers to BioXcel or other third parties who may have disclosed or entrusted the same to BioXcel or to the Consultant.

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F.            The Consultant acknowledges that BioXcel from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on BioXcel regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to Consultant and to take all action necessary to discharge the obligations of BioXcel under such agreements.

6.2	Inventions.

A.            All inventions, ideas, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements, whether or not patentable and whether or not copyrightable, which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others or under Consultant’s direction and whether during normal business hours or otherwise, (i) during the Consultation Period if related to the business of BioXcel or (ii) after the Consultation Period if resulting or directly derived from Proprietary Information (as defined below) (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of BioXcel. The Consultant hereby assigns to BIOXCEL all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of BioXcel as Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. However, this paragraph shall not apply to Inventions which do not relate to the business or research and development conducted or planned to be conducted by BioXcel at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by the Consultant not during normal working hours, not on BioXcel’s premises and not using BioXcel’s tools, devices, equipment or Proprietary Information. The Consultant further acknowledges that each original work of authorship which is made by the Consultant, solely or jointly with others, within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.

B.            The Consultant agrees that if, in the course of performing the Services, the Consultant incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by the Consultant or in which the Consultant has an interest (“Prior Inventions”), (i) the Consultant will inform BioXcel, in writing before incorporating such Prior Inventions into any Invention, and (ii) BioXcel is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. The Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without BioXcel’s prior written permission.

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C.            Upon the request of BioXcel and at BioXcel’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to BioXcel and to assist BioXcel in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

D.            The Consultant shall promptly disclose to BioXcel all Inventions and will maintain adequate and current written records in the form of notes, sketches, drawings and as may be specified by BioXcel to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of BioXcel at all times.

7.             Non-Solicitation. During the Consultation Period and for a period of six (6) months thereafter, the Consultant shall not, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by the Consultant to solicit, any employee of BioXcel to leave the employ of BioXcel; (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Consultant to solicit for employment, hire or engage as an independent contractor, any person who is employed or engaged by BioXcel and/or (iii) solicit, divert or take away, the business or patronage of any of the clients, customers or accounts or prospective clients, customers or accounts, of BioXcel that were contacted, solicited or served by the Consultant on behalf of BioXcel during the term of the Consultant’s engagement with BioXcel. The term “solicit” does not include general solicitations for employment or engagement not specifically directed towards employees or other persons engaged by the other party.

8.             Other Agreements; Warranty.

8.1            The Consultant hereby represents that, except as the Consultant has disclosed in writing to BioXcel, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant’s consultancy with BioXcel, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Consultant further represents that Consultant’s performance of all the terms of this Agreement and the performance of the services as a consultant of BioXcel do not and will not breach any agreement with any third party to which the Consultant is a party including, without limitation, any nondisclosure or non-competition agreement, and that the Consultant will not disclose to BioXcel or induce BioXcel to use any confidential or proprietary information or material belonging to any current or previous employer or others. Consultant does not have an obligation, whether express or implied, to any third party including, any university, hospital or other institution, that would interfere, hamper or limit Consultant's ability to comply with this Agreement, including the performance of the services as described herein; and Consultant further represents and warrants that Consultant will not use any resources or facilities of any third party, including, any university, hospital or other institution, in the performance of the services as described herein.

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8.2            The Consultant hereby represents, warrants and covenants that Consultant has the skills and experience necessary to perform the services, that Consultant will perform said services in a professional, competent and timely manner, that Consultant has the power to enter into this Agreement and that Consultant’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

8.3            The Consultant hereby represents, warrants and covenants that Consultant’s performance under this Agreement: (i) will conform with all applicable professional standards and supranational, national, federal, regional, state and local laws, rules, regulations, ethics and ordinances, of any governmental authority or regulatory authority having jurisdiction, including, but not limited to, the Anti-Kickback Statute, the False Claims Act, the Foreign Corrupt Practices Act and other anti-bribery and anti-corruption laws; and (ii) that Consultant is currently not excluded, debarred, suspended or otherwise ineligible to participate in Federal procurement or non-procurement programs by the Office of Inspector General or the General Services Administration.

9.             Inside Information. Consultant understands and acknowledges the United States securities laws prohibit any person who has material non-public (“inside”) information about a company from purchasing or selling securities of such company, and prohibits communicating such information to any other person under circumstances where it is reasonably foreseeable that such person is likely to purchase or sell securities of such company or advise another to purchase or sell securities of such company. Consultant further acknowledges that Proprietary Information can constitute such material non-public “inside” information. Consultant covenants that Consultant will comply with all United States securities laws.

10.	Independent Contractor Status.

10.1            The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of BioXcel. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, BioXcel or to bind BioXcel in any manner.

10.2            The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the services. In performing the services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and BioXcel will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. However, the services contemplated by the Agreement must meet BioXcel’s standards and approval and shall be subject to BioXcel’s general right of inspection and supervision to secure their satisfactory completion. The Consultant will provide all equipment and supplies required to perform the services unless specified in Schedule A. The Consultant is not required to attend regular meetings at BioXcel. However, upon reasonable notice, the Consultant shall meet with representatives of BioXcel at a location to be designated by the parties to this Agreement.

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10.3            The Consultant shall not use BioXcel’s logos, trade names, trademarks, service names, service marks or other elements of corporate branding without the prior written approval of BioXcel.

10.4            The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage.

11.           Non-Exclusivity. The Consultant retains the right to contract with other companies or entities for Consultant’s consulting services without restriction. BioXcel retains a right to contract with other companies and/or individuals for consulting services without restriction.

12.           Remedies. The Consultant acknowledges that any breach of the provisions of Sections 6 or 7 of this Agreement shall result in serious and irreparable injury to BioXcel for which BioXcel cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy BioXcel may have, BioXcel shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief, to the extent permitted by law, without the necessity of proving actual damages or posting a bond.

13.           Indemnification. The Consultant shall be solely liable for, and shall indemnify, defend and hold harmless BioXcel and its successors and assigns from any claims, suits, judgments or causes of action initiated by any third party against BioXcel where such actions result from or arise out of the services performed by the Consultant under this Agreement. The Consultant shall further be solely liable for, and shall indemnify, defend and hold harmless BioXcel and its successors and assigns from and against any claim or liability of any kind, including penalties, fees or charges, resulting from the Consultant’s failure to pay the taxes, penalties, and payments referenced in Section 10 of this Agreement. The Consultant shall further indemnify, defend and hold harmless BioXcel and its successors and assigns from and against any and all loss or damage resulting from any misrepresentation, or any non-fulfillment of any representation, responsibility, covenant or agreement on Consultant’s part, as well as any and all acts, suits, proceedings, demands, assessments, penalties, judgments of or against BIOXCEL relating to or arising out of the activities of the Consultant and the Consultant shall pay reasonable attorneys’ fees, costs and expenses incident thereto.

14.           Notices. All notices, requests, demands, payments and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given on receipt if delivered personally, upon receipt of a facsimile confirmation if faxed, upon receipt of an electronic transmission, if receipt is confirmed, two (2) days after being sent by a nationally recognized overnight carrier, or three (3) days after being mailed by certified mail, postage prepaid, return receipt requested. Notices shall be sent to the addresses shown below:

If to BIOXCEL :	BioXcel Therapeutics, Inc.
Attention: Chief Legal Officer 555 Long Wharf Drive, 12th Fl. New Haven, CT 06511

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15.           Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

16.           Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. Notwithstanding the foregoing, the Service Provider’s continuing obligations under the Executive Employment Agreement by and between BioXcel and the Service Provider, dated as of January 12, 2022, shall remain in full force and effect and shall be enforceable separately from, and in addition to, Consultant’s obligations under this Agreement.

17.           Amendment. This Agreement may be amended or modified only by a written instrument executed by both BioXcel and the Consultant.

18.           Non-Assignability of Contract. This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of Consultant’s rights or delegate any of Consultant’s duties without the express written consent of BioXcel. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

19.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Connecticut without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

20.           Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, BioXcel may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by Consultant.

21.           Severability and Interpretation. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either BioXcel or Consultant. In the event that any provision relating to a time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

22.           Survival. Sections 4 through 23 shall survive the expiration or termination of this Agreement.

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23.           Miscellaneous.

23.1            No delay or omission by BioXcel in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by BioXcel on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

23.2            The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

23.3            In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

23.4            This Agreement may be executed in several counterparts, including by facsimile, .pdf and/or electronic signature, and all when so executed shall constitute one Agreement, binding on all of the parties hereto, even though all of the parties are not signatories to the original or the same counterpart.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

BioXcel Therapeutics, Inc.			MATTHEW WILEY

By:	/s/ Richard Steinhart	By:	/s/ Matthew Wiley
Name:	Richard Steinhart	Name:	Matt Wiley
Title:		Title:
Date:	10/8/2024	Date:	10/8/2024

SIGNATURE PAGE TO CONSULTING AGREEMENT

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Schedule A

Description of Services

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Schedule B

TRAVEL POLICY AND PROCEDURES FOR CONSULTANTS

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